Exhibit 10.23
                EXECUTIVE EMPLOYMENT AGREEMENT


     This Employment Agreement ("Agreement"), including the attached Exhibit "A" and Exhibit "B", are entered into between Enron International Inc., ("Employer"), a Delaware corporation and subsidiary of Enron Corp. ("Enron"), having offices at 1400 Smith Street, Houston, Texas 77573, and
Rodney L. Gray, an individual currently residing at 4146
Marquette, Houston, Texas 77005 ("Employee"), to be effective as of July 1, 1993 (the "Effective Date").

                          WITNESSETH:

     WHEREAS, Employer is desirous of employing Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee is desirous of entering the employ of Employer pursuant to such terms and conditions and for such consideration.

     NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1:  EMPLOYMENT AND DUTIES:

     1.1. Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Effective Date and continuing until the date set forth on Exhibit "A" (the "Term"), subject to the terms and conditions of this Agreement.

     1.2. Employee initially shall be employed in the position set forth on Exhibit "A". Employer may subsequently assign Employee to a different position or modify Employee's duties and responsibilities. Moreover, Employer may assign this Agreement and Employee's employment to Enron or any affiliates of Enron. Employee agrees to serve in the assigned position and to perform diligently and to the best of Employee's abilities the duties and services appertaining to such position as determined by Employer, as well as such additional or different duties and services appropriate to such position which Employee from time to time may be reasonably directed to perform by Employer. Employee shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time.

     1.3. Employee shall, during the period of Employee's employment by Employer, devote Employee's full business time, energy, and best efforts to the business and affairs of Employer. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee's performance of Employee's duties hereunder, is contrary to the interests of Employer or Enron, or requires any significant portion of Employee's business time.

     1.4. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Employer and to do no act which would injure Employer's business, its interests, or its reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer, Enron, or any of their affiliates, involves a possible conflict of interest. In keeping with Employee's fiduciary duties to Employer, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with Employer, Enron, or their affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that Employee shall disclose to Employer's General Counsel any facts which might involve such a conflict of interest that has not been approved by Employer's President.

     1.5. Employer and Employee recognize that it is impos-sible to provide an exhaustive list of actions or interests which constitute a "conflict of interest." Moreover, Employer and Employee recognize there are many borderline situations. In some instances, full disclosure of facts by the Employee to Employer's General Counsel may be all that is necessary to enable Employer, Enron, or their affiliates to protect its interests. In others, if no improper motivation appears to exist and the interests of Employer, Enron, or their affiliates have not suffered, prompt elimination of the outside interest will suffice. In still others, it may be necessary for Employer to terminate the employment relationship. Employer and Employee agree that Employer's determination as to whether a conflict of interest exists shall be conclusive. Employer reserves the right to take such action as, in its judgment, will end the conflict.

ARTICLE 2:  COMPENSATION AND BENEFITS:

     2.1. Employee's base salary during the Term shall be not less than the amount set forth under the heading "Base
Salary" on Exhibit "A", which shall be paid in semimonthly installments in accordance with Employer's standard payroll practice.

     2.2. While employed by Employer (both during the Term and thereafter), Employee shall be allowed to participate, on the same basis generally as other employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the effective date or thereafter are made available by Employer to all or substantially all of Employer's employees. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and pension plans. Except that Employee shall not be entitled to any annual bonus, unless approved by the Compensation Committee of the Board of Directors of Enron Corp. in its sole discretion. Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.

     2.3. Employer shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to covered employees generally. Moreover, unless specifically provided for in a written plan document adopted by the Board of Directors of either Employer or Enron, none of the benefits or arrangements described in this Article 2 shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Employer.

     2.4. Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

     2.5. Employee has received a grant of an Option (which does not constitute an Incentive Stock Option), under and pursuant to the terms and provisions of the Enron Corp. 1991 Stock Plan, as made by such Plan's Committee at its meeting on June 21, 1993, to purchase Sixty-Four Thousand (64,000) shares of common stock of Company. Such grant was approved and made in the form of a Non-Qualified Stock Option Agreement which is attached hereto as Exhibit "B".

     2.6. On the condition that Employee is in the position set forth on Exhibit "A" hereto on the last day of the calendar year for which a grant, as provided in the granting schedule in paragraph A below, is scheduled to be made the following February, Employee shall be entitled to receive under and pursuant to the terms and provisions of the 1991 Enron Corp. Stock Plan, a grant of shares of Restricted Stock in amounts designated in paragraph A below if, and only if, Enron International Inc. meets the earnings target set for it by the Board of Directors of Enron Corp., in its sole discretion, for such year (the "Earnings Target"). The Restricted Stock will be granted as follows:

     A.   Granting Schedule.   Restricted Stock will be
          granted pursuant to written grant agreements on the condition that Enron International Inc. meets the Earnings Target for the previous calendar year according to the following granting schedule:

  February, 1994 - 4,700 shares, if 1993 Earnings Target met. February, 1995 - 9,400 shares, if 1994 Earnings Target met. February, 1996 - 9,400 shares, if 1995 Earnings Target met. December 30, 1996 - 9,400 shares, if 1996 Earnings Target met.

          The number of shares of Restricted Stock granted according to this granting schedule shall be adjusted for splits or consolidations occurring after July 1, 1993.

     B.   Carry Back of Earnings Target Overages.   In the
          event that a grant is not made because Enron
          International Inc. failed to meet the previous year's Earnings Target, the grant will be made in a following February if the Earnings Target for that year is exceeded by at least the amount of the underage from the previous year. Earnings must be applied to the current year's Earnings Target first, before being carried back to meet a previous year's Earnings Target. For example, if the Earnings Target for 1994 is $100 million and actual earnings for 1994 are $80 million (under by $20 million), no grant will be made in February, 1995. However, if the Earnings Target for 1995 is $120 million and actual earnings for 1995 are $140 million (Earnings Target for 1995 exceeded by $20 million) then a grant for 18,800 shares (9,400 for 1995 earnings and 9,400 carried forward from 1994) will be made in February, 1996. Multiple future years' actual earnings in excess of Earnings Targets may be used to make up for a previous year's missed Earnings Target. However, actual earnings in excess of an Earnings Target cannot be banked for potential future missed Earnings Targets.

     C.   Vesting.   All shares granted pursuant to the
          granting schedule will vest on December 31, 1996.

     D.   Value of Stock at Vesting.      If on the vesting
          date of December 31, 1996, the value of the shares of Restricted Stock, including accrued dividends, granted to Employee under this Section 2.6 is less than $3,000,000, then the difference between the actual value of the shares of Restricted Stock including accrued dividends and Three Million Dollars ($3,000,000.00) will be paid by Company (the "Payment"), provided, however, if for any reason Employee has not been granted a total 32,900 shares, as adjusted for stock splits or consolidations, of Restricted Stock pursuant to the granting schedule, then the amount of the Payment will be decreased to reflect the percentage (rounded to 3 decimal points) of 32,900 shares, as adjusted for stock splits or consolidations, which the actual number of shares of Restricted Stock granted to Employee represents. For example, if Employee is granted a total of 14,100 shares of Restricted Stock, and on the vesting date said shares and accrued dividends are worth One Million Dollars ($1,000,000) then Employee would receive a Payment in the amount of Two Hundred Eighty Seven Thousand and No/100 Dollars ($287,000.00). [Example Calculation:
          ($3,000,000.00 x 14,100/32,900) - $1,000,000.00 =
          $287,000.00]. Payment will be made either in cash or Enron common stock ("Enron Stock"; such stock will be issued pursuant to the terms described in
          Section 2.7), at Company's option.

     2.7. Stock issued as the Payment referenced at Section
2.6D above, if any, will be issued according to the following terms and conditions:

     A.   Employee Representations.  With respect to
     Employee's agreement to accept and receive shares of Enron Stock as provided for in Section 2.6D above, Employee represents and warrants that:

          (i) Employee is an "accredited investor" within the meaning of Rule 501 of the General Rules and Regulations under the Securities Act of 1933, as amended;

          (ii)  Employee has sufficient knowledge and
          experience in financial and investment matters so that Employee is able to evaluate the risks and merits of Employee's investment in Enron Stock and is able financially to bear the economic risks thereof;

          (iii) Employee will acquire the shares of Enron Stock for Employee's own account and not with a view to or for sale in connection with any distribution thereof in violation of any securities laws, and Employee has no present or future intention of selling or distributing any of such securities in violation of any securities laws; and

          (iv) Employee is familiar with the business and financial condition, properties and operations and prospects of Enron, has received copies of Enron's 1992 Annual Report to Stockholders, Annual Report on Form 10-K for the year ended December 31, 1992 and Proxy Statement with respect to the 1993 Annual Meeting of Stockholders, and has read carefully and understands the information contained in such documents, and has been afforded the opportunity to ask questions and receive answers from Enron's officers and directors concerning the business and financial condition, properties, operations and prospects of Enron, and has asked such questions as Employee desires to ask and all such questions have been answered to Employee's full satisfaction.

     B.   Enron Representations.  Enron hereby represents to
     Employee that:

          (i) the shares of Enron Stock which may be issued to Employee hereunder, if and when issued, will be validly authorized and duly issued shares of Enron and will be fully paid and nonassessable and upon issuance will be free and clear of any pledge, lien, charge, encumbrance or other adverse claim; and

          (ii) Enron has the requisite power and authority to execute this Agreement and to enter into the transactions contemplated hereby.

     C.   Stock Certificate Legend.       Enron may, at its
     option, cause to conspicuously appear on all stock certificates representing Enron Stock which are issued and delivered to Employee pursuant to the provisions of this Section 2.7, the legend set forth below, the provisions of which are agreed to by Employee:

          THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL
     (I) SUCH OFFERING AND SALE OR OTHER TRANSFER HAVE BEEN REGISTERED UNDER THE SECURITIES ACT, OR (II) THE HOLDER HEREOF PROVIDES THE CORPORATION WITH (A) A WRITTEN OPINION OF LEGAL COUNSEL, WHICH COUNSEL AND OPINION (IN FORM AND SUBSTANCE) SHALL BE REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE PROPOSED TRANSFER OF SUCH SECURITY MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT, OR (B) SUCH OTHER EVIDENCE AS MAY BE REASONABLY SATISFACTORY TO THE CORPORATION THAT THE PROPOSED TRANSFER OF THIS SECURITY MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT.

     D.   Employee's Put Rights.     Employee shall have the
     following put rights ("Put Rights") for the shares of Enron Stock (the "Shares") which are issued to Employee under this Agreement unless otherwise provided in the following paragraph E, or unless there is an effective registration statement covering such Shares, or unless Employee is entitled to sell such Shares pursuant to Rule 144 under the Securities Act of 1933, as amended. At any time after June 30, 1997, and from time to time when Employee has Put Rights, at Employee's sole option, Enron agrees, upon receipt of a written request of Employee, together with duly endorsed stock certificates representing the Shares to be repurchased by Enron, for the account of and charge to Employer, to repurchase any or all of the Shares (provided that Employee must tender and make such a request for at least the lesser of (i) 3,000 of the Shares or (ii) all of the Shares then held by Employee) at a purchase price per share equal to the closing sales price on the New York Stock Exchange for Enron Stock on the date such written request and such stock certificates are received by Enron. Enron shall pay the purchase price for such Shares to Employee within five (5) business days after the date Enron receives the written request and the duly endorsed stock certificates representing the Shares to be repurchased by Enron.

     E.   Registration of Enron Stock.    Enron may, at its
     option, file and cause to become effective with the Securities and Exchange Commission one or more registration statements under the Securities Act of 1933 relating to the offering and sale of the Shares by Employee from time to time on the New York Stock Exchange at prevailing market prices. In the event Enron elects to effect such registration, Employee, with respect to Employee's Shares covered by the registration statement or statements, shall have no Put Rights following the effectiveness of such registration statement or statements if (a) Enron has filed with the New York Stock Exchange the number of copies of the final prospectus or final prospectuses included therein required by the New York Stock Exchange rules to permit such offering and sale to occur and (b) such prospectus or prospectuses contain such information as shall permit such offering and sale to occur. Employee shall have no Put Rights with respect to Shares that Employee elects not to be offered or sold pursuant to such registration statement. In the event the information in any such registration statement or prospectus is required to be revised or updated in order to permit such offering and sale to occur, Employee shall have no Put Rights during the thirty day period following the first day on which such registration statement or prospectus is required to be revised or updated in order to permit such offering and sale to occur. Employee agrees that, at the time of any sale pursuant to any such registration statement, Employee will obtain from Enron confirmation that the prospectus or prospectuses on file with the New York Stock Exchange contain such information as shall permit such offering and sale to occur. Enron will bear all expenses incurred by it in connection with the filing of the registration statements pursuant to this paragraph E (other than underwriting discounts and commissions and brokerage commissions and fees and expenses, if any, payable with respect to Shares sold by Employee and fees and expenses of counsel for Employee).


ARTICLE 3:     TERMINATION PRIOR TO
               EXPIRATION OF TERM AND EFFECTS
               OF SUCH TERMINATION:

     3.1. Notwithstanding any other provisions of this Agreement, Employer shall have the right to terminate
Employee's employment under this Agreement at any time prior to the expiration of the Term for any of the following reasons:

     (i)  For "cause" upon the good faith
          determination by the Employer's
          management committee (or, if there is no management committee, the highest applicable level of management) of
          Employer that "cause" exists for the
          termination of the employment
          relationship.  As used in this Section
          3.1(i), the term "cause" shall mean
          [a] Employee's gross negligence or
          willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement; or [b] Employee's final conviction of a felony or of a misdemeanor involving moral turpitude; [c] Employee's involvement in a conflict of interest as referenced in Sections 1.5-1.6 for which Employer makes a determination to terminate the employment of Employee; or [d] Employee's material breach of any material provision of this Agreement which remains uncorrected for thirty
          (30) days following written notice to
          Employee by Employer of such breach. It is expressly acknowledged and agreed that the decision as to whether "cause" exists for termination of the employment relationship by Employer is delegated to the management committee (or, if there is no management committee, the highest applicable level of management) of
          Employer for determination. If Employee disagrees with the decision reached by Employer, the dispute will be limited to whether the management committee (or, if there is no management committee, the highest applicable level of management) of Employer reached its decision in good faith;

     (ii) for any other reason whatsoever, with or without cause, in the sole discretion of the management committee (or, if there is no management committee, the highest applicable level of management) of
          Employer;

     (iii) upon Employee's death; or

     (iv) upon Employee's becoming incapacitated by accident, sickness, or other circum-stance which renders him or her mentally or physically incapable of performing the duties and services required of Employee.

The termination of Employee's employment by Employer prior to the expiration of the Term shall constitute a "Termination for Cause" if made pursuant to Section 3.1(i); the effect of such termination is specified in Section 3.4. The termination of Employee's employment by Employer prior to the expiration of the Term shall constitute an "Involun-tary Termination" if made pursuant to Section 3.1(ii); the effect of such termination is specified in Section 3.5. The effect of the employment relationship being terminated pursuant to Section 3.1(iii) as a result of Employee's death is specified in Section 3.6. The effect of the employment relationship being terminated pursuant to Section 3.1(iv) as a result of the Employee becoming incapacitated is specified in Section 3.7.

     3.2. Notwithstanding any other provisions of this Agreement except Section 7.5, Employee shall have the right to terminate the employment relationship under this Agreement at any time prior to the expiration of the Term of employment for any of the following reasons:

     (i) a material breach by Employer of any material provision of this Agreement which remains uncorrected for 30 days following written notice of such breach by Employee to Employer; or

     (ii) for any other reason whatsoever, in the sole discretion of Employee.

The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute an "Involuntary Termination" if made pursuant to Section 3.2(i); the effect of such termination is specified in
Section 3.5. The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute a "Voluntary Termination" if made pursuant to
Section 3.2(ii); the effect of such termination is specified in Section 3.3.

     3.3. Upon a "Voluntary Termination" of the employment relationship by Employee prior to expiration of the Term, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination.

     3.4. If Employee's employment hereunder shall be terminated by Employer for Cause prior to expiration of the Term, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination.

     3.5. Upon an Involuntary Termination of the employment relationship by either Employer or Employee prior to expiration of the Term, Employee shall be entitled, in consideration of Employee's continuing obligations hereunder after such termination (including, without limitation, Employee's non-competition obligations), to receive the compensation specified in Section 2.1 and an amount equal to twenty-five percent (25%) of the amount specified in Section
2.1 as if Employee's employment (which shall cease on the date of such Involuntary Termination) had continued for the full Term of this Agreement. Employee shall not be under any duty or obligation to seek or accept other employment following Involuntary Termination and the amounts due Employee hereunder shall not be reduced or suspended if Employee accepts subsequent employment. Employee's rights under this Section 3.5 are Employee's sole and exclusive rights against Employer, Enron, or their affiliates, and Employer's sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship. Employee covenants not to sue or lodge any claim, demand or cause of action against Employer for any sums for Involun-tary Termination other than those sums specified in this
Section 3.5. If Employee breaches this covenant, Employer shall be entitled to recover from Employee all sums expended by Employer (including costs and attorneys fees) in connection with such suit, claim, demand or cause of action.

     3.6. Upon termination of the employment relationship as a result of Employee's death, Employee's heirs, administrators, or legatees shall be entitled to Employee's pro rata salary through the date of such termination, but Employee's heirs, administrators, or legatees shall not be entitled to any individual bonuses or individual incentive compensation not yet paid to Employee at the date of such termination.

     3.7. Upon termination of the employment relationship as a result of Employee's incapacity, Employee shall be entitled to his or her pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid to Employee at the date of such termination.

     3.8. In all cases, the compensation and benefits payable to Employee under this Agreement upon termination of the employment relationship shall be offset against any amounts to which Employee may otherwise be entitled under any and all severance plans, and policies of Employer, Enron, or its affiliates.

     3.9. Termination of the employment relationship does not terminate those obligations imposed by this Agreement which are continuing obligations, including, without limitation, Employee's obligations under Articles 5 and 6.

ARTICLE 4:     CONTINUATION OF EMPLOYMENT
               BEYOND TERM; TERMINATION AND
               EFFECTS OF TERMINATION:

     4.1. Should Employee remain employed by Employer beyond the expiration of the Term specified on Exhibit "A," such employment shall convert to a month-to-month relationship terminable at any time by either Employer or Employee for any reason whatsoever, with or without cause. Upon such termination of the employment relationship by either Employer or Employee for any reason whatsoever, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination.

ARTICLE 5:  OWNERSHIP AND PROTECTION OF INFORMATION;
            COPYRIGHTS:

     5.1. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employ-ee, individually or in conjunction with others, during Employee's employment by Employer (whether during business hours or otherwise and whether on Employer's premises or otherwise) which relate to Employer's business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evalua-tions, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Employer and are and shall be the sole and exclusive property of Employer. Moreover, all drawings, memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of Employer.

     5.2. Employee acknowledges that the business of Employer, Enron, and their affiliates is highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer, Enron, or their affiliates use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer, Enron, and their affiliates in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after his or her employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer, Enron, or their affiliates, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder. Enron and its affiliates shall be third party beneficiaries of Employee's obligations under this Section. As a result of Employee's employment by Employer, Employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Employer, Enron, and their affiliates. Employee also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Employer's confidential business information and trade secrets. Employee acknowledges that money damages would not be sufficient remedy for any breach of this
Article 6 by Employee, and Employer shall be entitled to enforce the provisions of this Article 6 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5, but shall be in addition to all remedies available at law or in equity to Employer, including the recovery of damages from Employee and his or her agents involved in such breach.

     5.3. All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee's employment by Employer which contain or disclose confidential business information or trade secrets of Employer, Enron, or their affiliates shall be and remain the property of Employer, Enron, or their affiliates, as the case may be. Upon termination of Employee's employment by Employer, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.

     5.4. If, during Employee's employment by Employer, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Employer's business, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on Employer's premises or otherwise), Employee shall disclose such work to Employer. Employer shall be deemed the author of such work if the work is prepared by Employee in the scope of his or her employment; or, if the work is not prepared by Employee within the scope of his or her employment but is specially ordered by Employer as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a trans-lation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Employer shall be the author of the work. If such work is neither prepared by the Employee within the scope of his or her employment nor a work spec-ially ordered and is deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents does assign, to Employer all of Employee's worldwide right, title, and interest in and to such work and all rights of copyright therein.

     5.5. Both during the period of Employee's employment by Employer and thereafter, Employee shall assist Employer and its nominee, at any time, in the protection of Employer's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Employer or its nominee and the execution of all lawful oaths and applications for applications for patents and registration of copyright in the United States and foreign countries.

ARTICLE 6:  POST-EMPLOYMENT NON-COMPETITION OBLIGATIONS:

     6.1. As part of the consideration for the compensation and benefits to be paid to Employee hereunder, and as an additional incentive for Employer to enter into this Agreement, Employer and Employee agree to the non-competition provisions of this Article 6. Employee agrees that during the period of Employee's non-competition obligations hereunder, Employee will not, directly or indirectly for Employee or for others, in any geographic area or market where Employer or Enron or any of their affiliated companies are conducting any business as of the date of termination of the employment relationship or have during the previous twelve months conducted any business:

     (i)  engage in any business competitive with
          the business conducted by Employer;

     (ii) render advice or services to, or
          otherwise assist, any other person,
          association, or entity who is engaged,
          directly or indirectly, in any business
          competitive with the business conducted
          by Employer;

     (iii) induce any employee of Employer or Enron or any of their affiliates to terminate his or her employment with Employer, Enron, or their affiliates, or hire or assist in the hiring of any such employee by person, association, or entity not affiliated with Enron.

These non-competition obligations shall extend until the latter of [a] the expiration of the Term or [b] one year after termination of the employment relationship.

     6.2. Employee understands that the foregoing restrictions may limit his or her ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Employee will receive sufficiently high remuneration and other benefits (e.g., the right to receive compensation under Section 3.5 for the remainder of the Term upon Involuntary Termination) under this Agreement to justify such restriction. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Employee, and Employer shall be entitled to enforce the provisions of this
Article 6 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to Employer, including, without limitation, the recovery of damages from Employee and his or her agents involved in such breach.

     6.3. It is expressly understood and agreed that Employer and Employee consider the restrictions contained in this Article 6 to be reasonable and necessary to protect the proprietary information of Employer. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 7:  MISCELLANEOUS:

     7.1. For purposes of this Agreement the terms
"affiliates" or "affiliated" means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Enron or Employer.

     7.2. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to Employer, to:

          Enron Corp.
          1400 Smith Street
          Houston, Texas 77002
          Attention:  Corporate Secretary

     If to Employee, to the address shown on the first page hereof.

Either Employer or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     7.3. This Agreement shall be governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another State or country.

     7.4. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     7.5. If a dispute arises out of or related to this Agreement, other than a dispute regarding Employee's obligations under Sections 5.2, Article 5, or Section 6.1, and if the dispute cannot be settled through direct discussions, then Employer and Employee agree to first endeavor to settle the dispute in an amicable manner by mediation, before having recourse to any other proceeding or forum. Thereafter, if either party to this Agreement brings legal action to enforce the terms of this Agreement, the party who prevails in such legal action, whether plaintiff or defendant, in addition to the remedy or relief obtained in such legal action shall be entitled to recover its, his, or her expenses incurred in connection with such legal action, including, without limitation, costs of Court and attorneys fees.

     7.6. It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

     7.7. This Agreement shall be binding upon and inure to the benefit of Employer and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under Agreement hereof are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer.

     7.8. There exist other agreements between Employer and Employee relating to the employment relationship between them, e.g., the agreement with respect to company policies contained in Employer's Conduct of Business Affairs booklet and agreements with respect to benefit plans. This Agreement replaces and merges previous agreements and discussions pertaining to the following subject matters covered herein: the nature of Employee's employment relationship with Employer and the term and termination of such relationship. This Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, repre-sentations, warranties, and agreements between the parties with respect such subject matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Board of Directors of Employer.

     IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the date first stated above.

ENRON INTERNATIONAL INC.


By:  RICHARD D. KINDER
Name:  Richard D. Kinder
Title:
This 1st day of July, 1993



EMPLOYEE


RODNEY L. GRAY
Name:  Rodney L. Gray
This 1st day of July, 1993

                          EXHIBIT "A"


Employee:      Rodney L. Gray

Term:          July 1, 1993 through December 31, 1996

Title:         Chairman and Chief Executive Officer of Enron
               International Inc.

*Base Salary:  Twenty-Nine Thousand One Hundred Sixty-Six
               and 67/100 Dollars ($29,166.67) per month


     * When applicable, Base Salary shall be adjusted to reflect annual merit increases as earned by Employee.


ENRON INTERNATIONAL INC.


By:   RICHARD D. KINDER
Name: Richard D. Kinder
Title:
This 1st day of July, 1993



EMPLOYEE


RODNEY L. GRAY
Name:  Rodney L. Gray
This 1st day of July, 1993

                     EXHIBIT "B"

                     ENRON CORP.
           NOTICE OF GRANT OF STOCK OPTION
                 AND GRANT AGREEMENT



RODNEY L. GRAY
4146 MARQUETTE
HOUSTON TX 77005

Dear 1993 Stock Option Grantee:

A.  NOTICE OF GRANT OF STOCK OPTION
Congratulations! You have been granted an Option to purchase shares of $10.00 par value common stock of Enron
Corp. ("Stock") as follows:

   Employee ID                                 ###-##-####
   Non-Qualified Stock Option Grant No.        004453
   Date of Grant                               06/21/93
     Enron Corp. 1991 Stock Plan
     Price per Share                           $60.2500
     Total Number of Shares Granted            64,000
     Total Price of Shares Granted             $3,856,000.00

The Option will become vested according to the percentages of Total Shares in the vesting schedule below and will be exercisable after vesting until canceled according to the provisions of this Grant Agreement on the conditions that;
(1) you are in the position of Chairman and Chief Executive
Officer of Enron International Inc. on a vesting date, and
(2) Enron International Inc. meets the earnings target set for it by the Board of Directors of Enron Corp. for each year described in the vesting schedule ("Earnings Target"):

     Vesting Date            Percentage of Total Shares Becoming Vested
     =========               ===========================
     February 1, 1994        14.29% of Total Shares, if 1993 Earnings
                             Target met
     February 1, 1995        28.57% of Total Shares, if 1994 Earnings
                             Target met
     February 1, 1996        28.57% of Total Shares, if 1995 Earnings
                             Target met
     December 31, 1996       28.57% of Total Shares, if 1996 Earnings
                             Target met

In the event that shares under the Option are not vested because Enron International Inc. failed to meet the previous year's Earnings Target, the shares will become vested on a following February 1, if the Earnings Target for that year is exceeded by at least the amount of the underage from the previous year. Earnings must be applied to the current year's Earnings Target first, before being carried back to meet a previous year's Earnings Target. For example, if the Earnings Target for 1994 is $100 million and actual earnings for 1994 are $80 million (under by $20 million), no shares under the Option will become vested in February, 1995. However, if the Earnings Target for 1995 is $120 million and actual earnings for 1995 are $140 million (Earnings Target for 1995 exceeded by $20 million) then 57.14% of the Total Shares (28.57% for 1995 earnings, and 28.57% of the Total Shares carried forward from 1994), will become vested in February, 1996. Multiple future years' actual earnings in excess of Earnings Targets may be used to make up for a previous year's missed Earnings Target. However, actual earnings in excess of an Earnings Target cannot be banked for potential future missed Earnings Targets.

B. STOCK OPTION GRANT AGREEMENT

     To carry out the purposes of the Enron Corp. 1991 Stock Plan (the "Plan"), and in consideration of the mutual agreements and other terms and provisions set forth herein, in the Notice and in the Plan, the Company and Employee hereby agree as follows to the stipulations in this Agreement and in the Notice:

     1. GRANT OF OPTION. The Company hereby irrevocably grants to Employee the right and option ("Option") to purchase all or any part of an aggregate of the number of Shares of Company common stock ("Stock") listed in the Notice, on the terms and conditions set forth herein, in the Notice and in the Plan, the terms of which are incorporated as though fully stated herein. This Option shall not constitute an incentive stock option within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the
"Code").

     2. EXERCISE OF OPTION. Subject to the earlier expiration of this Option as herein provided and subject to the provisions of the Plan providing for the disposition of the Options upon the occurrence of certain transactions, any unexercised vested Shares under this Option may be exercised, by written notice to the Company, at any time and from time to time after the date of grant given on the Notice.

     This option is not transferable by Employee otherwise than by will or the laws of descent and distribution, and may be exercised only by Employee during Employee's lifetime and while Employee remains an employee of the Company, except that if Employee's employment with the Company terminates because of death, Disability, Retirement or Involuntary Termination, Employee, Employee's estate or the person who acquires this Option by bequest or inheritance by reason of the death of Employee, may exercise this Option at any time during the period of twelve months following the date of Employee's death, Disability, Retirement or Involuntary Termination, up to the number of unexercised vested Shares of Stock Employee was entitled to in the Notice as of the date of such event resulting in Employee's termination. Except as provided herein and in the Notice, this Option shall expire and no longer be exercisable upon Employee ceasing to be employed by the Company or an Affiliate.

     This Option shall not be exercisable in any event after the expiration of the number of years stated in the Notice from the date of the grant given in the Notice. This Option may be exercised in whole or in part from time to time by written request to the Company, attention of such officer as is then responsible for administering agreements of this nature. Payment in full, including applicable tax withholding amounts, shall be made at the time of each exercise or, if Employee so elects and the Committee hereinafter referred so permits, payment of the exercise price and any applicable tax withholding amounts may be made, in whole or in part, by delivery of a number of Shares of Stock, other awards, other property or any combination thereof having a fair market value equal to such amount or part thereof provided that the fair market value of Stock so delivered shall be equal to the closing price of the Stock as reported in the "NYSE -- Composite Transactions" section of the Midwest Edition of the Wall Street Journal on the date of actual receipt by the Company of the written notice exercising this Option or, if no prices are so reported on such day, on the last preceding day on which such prices of Stock are so reported.

     If the Committee permits, this Option may be exercised by written request to the Company, through a broker financed exercise pursuant to the provisions of Regulation T of the Federal Reserve Board. If the Company receives payment of the purchase price for the exercise of the Option before the end of the next business day following the broker's execution of the sale of Stock for the financed exercise, the exercise shall be effective at the time of such sale. Otherwise, the exercise shall be effective when the Company receives payment of the purchase price.

     No fraction of a Share of Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the exercise price thereof; rather, Employee shall provide a cashier's check for such cash amount as is necessary to effect the issuance and acceptance of only whole Shares of Stock. Unless and until a certificate or certificates representing such Shares shall have been issued by the Company to Employee, Employee (or the person permitted to exercise this Option in the event of Employee's death or incapacity) shall not be or have any of the rights or privileges of a Stockholder of the Company with respect to the Shares acquirable upon an exercise of this Option.

     3. LIMITATION OF EXERCISE. Notwithstanding anything to the contrary herein, if Employee is then a person subject to Section 16 of the Securities Exchange Act of 1934, as amended, with respect to securities of the Company, the Option may not be exercised prior to the expiration of six months from the date of grant hereof.

     4. STATUS OF STOCK. The Company intends to register for issue under the Securities Act of 1933, as amended ("The Act"), the Shares of Stock acquirable pursuant to the Notice, and to keep such registration effective throughout the period the Notice is in effect. In the absence of such effective registration or an available exemption from registration under the Act, delivery of Shares of Stock acquirable pursuant to the Notice shall be delayed until registration of such Shares is effective or an exemption from registration under the Act is available. The Company intends to use its best efforts to ensure that no such delay will occur. In the event exemption from registration under the Act is available, Employee (or Employee's estate or personal representative in the event of the Employee's death or incapacity), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.

     No sale or disposition of Shares of Stock acquired pursuant to the Notice by Employee who is an Affiliate shall be made in the absence of an effective registration statement with respect to such Shares under the Act unless an opinion of counsel satisfactory to the Company that such sale or disposition will not constitute a violation of the Act or any other applicable securities laws is first obtained. In the event that Employee proposes to sell or otherwise dispose of Shares of Stock in such a manner that an exemption from the registration requirements of the Act is unavailable for such sale or disposition, and upon request to the Company by Employee, the Company, at its sole cost and expense, shall cause a registration statement to be prepared and filed with respect to such sale or disposition by Employee and shall use its best efforts to have such registration statement declared effective, and, in connection therewith, shall execute and deliver such documents as shall be necessary, including without limitation, agreements providing for the indemnification of underwriters for any loss or damage incurred in connection with such sale or disposition.

     The certificates representing Shares of Stock acquired under the Notice may bear such legend as the Company deems appropriate, referring to the provisions of this part 4.

       5. EMPLOYMENT RELATIONSHIP. Employee shall be considered to be in the employment of the Company or an Affiliate of Company as long as Employee remains an active employee of either the Company or an Affiliate of the Company. Any question as to whether and when there has been a termination or cessation of such employment, and the cause thereof, shall be determined by the Committee in its sole discretion, and its determination shall be final.

       6. BINDING EFFECT. This agreement shall be binding upon and inure to the benefit of any successors of the Company and all persons lawfully claiming under Employee. By signing below, you and Enron Corp. agree that this Option is granted under and governed by the terms and conditions of the Enron Corp. 1991 Stock Plan, as amended, which is attached hereto and made a part of this document. To make this grant effective, you must sign both copies of this Notice of Grant of Stock Option and Grant Agreement, and return the copy marked "Original Contract File" to Elaine Overturf EB4839D.



By:  CHARLES A. LeMAISTRE
     Chairman, Compensation Committee

Date: July 1, 1993



RODNEY L. GRAY
RODNEY L. GRAY

Date: July 1, 1993